Joint Filing Agreement
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the filers named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, dated January 15, 2016 (including amendments thereto) with respect to the common stock of Brisset Beer International, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  January 15, 2016

SANDBERG INTERNATIONAL LIMITED

By: _/s/ Patrick Wong______
    Patrick Wong, President

____/s/ Patrick Wong_______
    Patrick Wong